UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) June 20, 2005

Commission	Registrant, Address of Principal Executive	I.R.S. Employer	State of
File Number	Offices and Telephone Number	Identification Number	Incorporation

1-08788	SIERRA PACIFIC RESOURCES	88-0198358	Nevada
P.O. Box 10100
(6100 Neil Road)
Reno, Nevada 89520-0400 (89511)
(775) 834-4011

None

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Signatures

2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     On June 20, 2005, Sierra Pacific Resources (“SPR”), issued and sold $140,860,000 of its Series A Floating Rate Senior Notes, due November 16, 2005, and $99,140,000 of its Series B Floating Rate Senior Notes, due November 16, 2005 (the “Floating Rate Notes”). The Series A Floating Rate Notes will bear interest at a rate equal to LIBOR plus 2.00%, and the Series B Floating Rate Notes will bear interest at a rate equal to LIBOR plus 1.00%. Proceeds from this issuance will be used to make an equity contribution to Nevada Power Company (“NPC”) and for general corporate purposes. The Floating Rate Notes were issued to Qualified Institutional Buyers under Rule 144A.

Optional Redemption Provisions; Additional Issuances

     SPR may redeem, at any time, all or a part of the Floating Rate Notes, without premium or penalty, upon not less than three, nor more than thirty, days’ notice. Subject to certain limitations, additional Floating Rate Notes may be issued from time to time; provided, however, that the aggregate principal amount of Floating Rate Notes outstanding at any time may not exceed $240,000,000.

Restrictions on Dividends and Other Restricted Payments

     The Floating Rate Notes limit SPR’s ability to make certain payments (including dividends on common stock, payments on subordinated indebtedness, certain investments and other payments in respect of any equity interests of SPR); provided, however, that SPR may make such payments if:

•	there are no defaults or events of default with respect to the Floating Rate Notes,

•	the ratio of consolidated cash flow to fixed charges for SPR’s most recently ended four quarter period on a pro forma basis is at least 2.0 to 1, and

•	the total amount of such payments is less than:

•	the sum of 50% of SPR’s consolidated net income measured on a quarterly basis cumulative of all quarters from April 1, 2004, plus

•	100% of SPR’s aggregate net cash proceeds from contributions to its common equity capital or the issuance or sale of certain equity or convertible debt securities of SPR, plus

•	the lesser of cash return of capital or the initial amount of certain restricted investments, plus

•	the fair market value of SPR’s investment in certain subsidiaries.

     The terms of the Floating Rate Notes also permit SPR to make payments in excess of the amounts described above in an aggregate amount not to exceed $50 million from the date of the issuance of the Floating Rate Notes.

Restriction on Additional Indebtedness

     The terms of the Floating Rate Notes restrict SPR and its restricted subsidiaries from incurring any additional indebtedness unless:

•	at the time the debt is incurred, the ratio of consolidated cash flow to fixed charges for SPR’s most recently ended four quarter period on a pro forma basis is at least 2.0 to 1, or

•	the debt incurred is specifically permitted under the terms of the Floating Rate Notes, which includes certain credit facility or letter of credit indebtedness, obligations incurred to finance property construction or improvement, indebtedness incurred to refinance existing indebtedness, certain intercompany indebtedness, hedging obligations, indebtedness incurred to support bid, performance or surety bonds, certain letters of credit issued to support SPR’s obligations with respect to energy suppliers, indebtedness incurred to finance capital expenditures pursuant to NPC’s 2003 Integrated Resource Plan, as amended, or Sierra Pacific Power Company’s 2004 Integrated Resource Plan, as amended, and additional indebtedness not to exceed $75 million at any time outstanding.

Other Restrictions

     Among other things, the Floating Rate Notes also contains restrictions on liens (other than permitted liens, which include liens to secure certain permitted debt) and certain sale and leaseback transactions. There are also limitations on certain fundamental structural changes to SPR and limitations on the disposition of property. In the event of a change of control of SPR, the holders of the Floating Rate Notes are entitled to require that SPR repurchase their Floating Rate Notes for a cash payment equal to 100% of the aggregate principal amount plus accrued and unpaid interest.

Default/Acceleration Provisions

     The terms of the Floating Rate Notes provide that in the event that: (1) SPR or any of its restricted subsidiaries defaults with respect to the payment of principal, interest or premium beyond the applicable grace period under any mortgage, indenture or other security instrument relating to debt in excess of $10 million, or (2) a final, unstayed judgment in excess of $10 million is rendered against SPR or its subsidiaries and remains undischarged for 60 days, or (3) after certain events of bankruptcy or insolvency with respect to SPR or any of its significant subsidiaries, then the holders of the Floating Rate Notes have the right to require that SPR redeem their Floating Rate Notes, at a price equal to 100% of the aggregate principal amount plus accrued and unpaid interest, if any, upon notice given by at least 25% of the outstanding noteholders.

Suspension of Covenants

     If the Floating Rate Notes are upgraded to investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Group, Inc., certain restrictions, including the covenants related to restricted payments, the incurrence of indebtedness and issuance of preferred stock, dividend and other payment restrictions affecting restricted subsidiaries, the designation of restricted and unrestricted subsidiaries, transactions with affiliates and restrictions on business activities, will be suspended and will no longer be in effect so long as the Floating Rate Notes remain investment grade.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Sierra Pacific Resources (Registrant)
Date: June 22, 2005	By:	/s/ John E. Brown
John E. Brown
Controller